EXHIBIT 99.1

ENERGY XXI GULF COAST, INC.

CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010 AND 2009

ENERGY XXI GULF COAST, INC.
CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 AND 2009

12 Greenway Plaza, Suite 1202 Houston, TX 77046 Phone 713-561-6500 Fax 713-968-7128 Web www.uhy-us.com

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholder of
  Energy XXI Gulf Coast, Inc.

We have audited the accompanying consolidated balance sheets of Energy XXI Gulf Coast, Inc. (a Delaware Corporation) and subsidiaries (the “Company”) as of June 30, 2010 and 2009, and the related consolidated statements of operations, stockholder’s equity and cash flows for each of the three fiscal years in the period ended June 30, 2010.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Energy XXI Gulf Coast, Inc. and subsidiaries as of June 30, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended June 30, 2010, in conformity with accounting principles generally accepted in the United States of America.

/S/ UHY LLP

Houston, Texas
September 20, 2010

ENERGY XXI GULF COAST, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, except share information)

	June 30,
	2010	2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,416	$79,620
Receivables:
Oil and natural gas sales	68,675	40,087
Joint interest billings	4,388	17,624
Insurance and other	3,168	1,350
Prepaid expenses and other current assets	25,514	13,623
Royalty deposit	2,341	1,746
Derivative financial instruments	19,757	31,404
TOTAL CURRENT ASSETS	130,259	185,454

Oil and gas properties – full cost method of accounting, including $144.3 million and $165.4 million unevaluated properties at June 30, 2010 and 2009, respectively, net of accumulated depreciation, depletion, amortization and impairment	1,378,222	1,102,596
Other Assets
Derivative financial instruments	14,610	3,838
Debt issuance costs, net of accumulated amortization	19,637	14,413

TOTAL ASSETS	$1,542,728	$1,306,301

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$84,802	$80,494
Accrued liabilities	37,738	26,102
Asset retirement obligations	35,154	66,244
Derivative financial instruments	1,701	15,732
Current maturities of long-term debt	2,317	3,851
TOTAL CURRENT LIABILITIES	161,712	192,423

Long-term debt, less current maturities, face value of $727,966 and	771,486	984,531
$984,531 at June 30, 2010 and 2009, respectively
Asset retirement obligations	124,123	77,955
Derivative financial instruments	511	4,818
TOTAL LIABILITIES	1,057,832	1,259,727

COMMITMENTS AND CONTINGENCIES (NOTE 13)

STOCKHOLDER’S EQUITY
Common stock, $0.01 par value, 1,000,000 shares
authorized and 100,000 shares issued and outstanding
at June 30, 2010 and 2009	1	1
Additional paid-in capital	914,467	501,935
Accumulated deficit	(457,278)	(493,859)
Accumulated other comprehensive income, net of
income taxes	27,706	38,497
TOTAL STOCKHOLDER’S EQUITY	484,896	46,574

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$1,542,728	$1,306,301

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands)

	Year Ended June 30,
	2010	2009	2008

REVENUES
Oil sales	$387,935	$292,763	$394,661
Natural gas sales	110,996	141,067	240,447
TOTAL REVENUES	498,931	433,830	635,108

COSTS AND EXPENSES
Lease operating expense	142,612	122,150	141,860
Production taxes	4,217	5,450	8,686
Impairment of oil and gas properties	-	576,996	-
Depreciation, depletion and amortization	179,040	214,641	300,033
Accretion of asset retirement obligations	23,487	14,635	8,167
General and administrative expense	45,915	21,171	22,533
Loss (gain) on derivative financial instruments	(4,739)	(10,147)	7,227
TOTAL COSTS AND EXPENSES	390,532	944,896	488,506

OPERATING INCOME (LOSS)	108,399	(511,066)	146,602

OTHER INCOME (EXPENSE)
Other income	26,938	872	1,286
Interest expense	(92,838)	(94,019)	(101,655)
TOTAL OTHER INCOME (EXPENSE)	(65,900)	(93,147)	(100,369)

INCOME (LOSS) BEFORE INCOME TAXES	42,499	(604,213)	46,233

INCOME TAX EXPENSE (BENEFIT)	5,918	(50,006)	16,255

NET INCOME (LOSS)	$36,581	$(554,207)	$29,978

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY
(In Thousands, except share information)

				Retained	Accumulated
			Additional	Earnings	Other	Total
	Common Stock		Paid-in	(Accumulated	Comprehensive	Stockholder’s
	Shares	Value	Capital	Deficit)	Income (Loss)	Equity

Balance, June 30, 2007	100,000	$1	$362,562	$30,370	$2,764	$395,697

Contributions from parent			73,739			73,739
Comprehensive income (loss):
Net income				29,978		29,978
Unrealized loss on derivative financial instruments, net of income taxes					(287,774)	(287,774)
Total comprehensive loss						(257,796)

Balance, June 30, 2008	100,000	1	436,301	60,348	(285,010)	211,640

Contributions from parent			65,634			65,634
Comprehensive income (loss):
Net loss				(554,207)		(554,207)
Unrealized gain on derivative financial instruments, net of income taxes					323,507	323,507
Total comprehensive loss						(230,700)

Balance, June 30, 2009	100,000	1	501,935	(493,859)	38,497	46,574

Contributions from parent			412,532			412,532
Comprehensive income (loss):
Net income				36,581		36,581
Unrealized loss on derivative financial instruments, net of income taxes					(10,791)	(10,791)
Total comprehensive income						25,790

Balance, June 30, 2010	100,000	$1	$914,467	$(457,278)	$27,706	$484,896

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Year Ended June 30,
	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$36,581	$(554,207)	$29,978
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation, depletion and amortization	179,040	214,641	300,033
Impairment of oil and gas properties	-	576,996	-
Deferred income tax expense	5,912	(50,006)	16,251
Change in derivative financial instruments
Proceeds from sale of derivative instruments	5,000	66,480	-
Other	(35,633)	(19,549)	1,086
Accretion of asset retirement obligations	23,487	14,635	8,167
Amortization and write-off of debt issuance costs	7,806	5,245	4,186
Amortization of debt discount and premium	(6,872)	-	-
Gain on retirement of debt	(26,727)
Payment of interest in-kind	4,009	-	-
Changes in operating assets and liabilities:
Accounts receivable	(18,307)	91,174	(65,053)
Prepaid expenses and other current assets	(12,486)	1,599	2,885
Settlements of asset retirement obligations	(80,044)	(25,421)	(21,500)
Accounts payable and other liabilities	15,944	(80,778)	126,974
NET CASH PROVIDED BY OPERATING ACTIVITIES	97,710	240,809	403,007

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions	(19,907)	-	(34,516)
Capital expenditures	(143,979)	(264,316)	(348,385)
Insurance payments received	53,985	-	-
Proceeds from the sale of properties	-	3,233	-
Other-net	(4)	(221)	(260)
NET CASH USED IN INVESTING ACTIVITIES	(109,905)	(261,304)	(383,161)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	205,903	270,794	310,135
Contributions from parent	40,131	65,634	73,739
Payments on long-term debt	(294,013)	(236,707)	(415,733)
Debt issuance costs	(13,030)	(2,270)	(588)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(61,009)	97,451	(32,447)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(73,204)	76,956	(12,601)

CASH AND CASH EQUIVALENTS, beginning of year	79,620	2,664	15,265

CASH AND CASH EQUIVALENTS, end of year	$6,416	$79,620	$2,664

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

Note 1 - Organization and Summary of Significant Accounting Policies

Nature of Operations. Energy XXI Gulf Coast, Inc. (“Energy XXI”), a Delaware corporation, was incorporated on February 7, 2006 and is a wholly-owned subsidiary of Energy XXI USA, Inc. (its “Parent”).  Energy XXI (together, with its wholly owned subsidiaries, the “Company”), is an independent oil and natural gas company, headquartered in Houston, Texas.  We are engaged in the acquisition, exploration, development and operation of oil and natural gas properties onshore in Louisiana and Texas and offshore in the Gulf of Mexico.

Principles of Consolidation and Reporting. Our consolidated financial statements include the accounts of Energy XXI and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation. The consolidated financial statements for the previous periods include certain reclassifications that were made to conform to current presentation. Such reclassifications have no impact on previously reported net income (loss), stockholder’s equity or cash flows.

Oil and Gas Properties.  We use the full cost method of accounting for exploration and development activities as defined by the Securities and Exchange Commission, (“SEC”). Under this method of accounting, the costs of unsuccessful, as well as successful, exploration and development activities are capitalized as properties and equipment. This includes any internal costs that are directly related to property acquisition, exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. Gain or loss on the sale or other disposition of oil and gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves.

Oil and natural gas properties include costs that are excluded from costs being depleted or amortized. Oil and natural gas property costs excluded represent investments in unevaluated properties and include non-producing leasehold, geological and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. We exclude these costs until the property has been evaluated.  We also allocate a portion of our acquisition costs to unevaluated properties based on relative value.  Costs are transferred to the full cost pool as the properties are evaluated or over the life of the reservoir.

We evaluate the impairment of our evaluated oil and gas properties through the use of a ceiling test as prescribed by SEC Regulation S-X Rule 4-10. Future production volumes from oil and gas properties are a significant factor in determining the full cost ceiling limitation of capitalized costs. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves. Oil and gas reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be precisely measured. Such cost estimates related to future development costs of proved oil and gas reserves could be subject to significant revisions due to changes in regulatory requirements, technological advances and other factors which are difficult to predict. As discussed in Note 3, we recorded a write-down to our oil and gas properties in the second and third quarters of fiscal 2009.  At June 30, 2010, 2009 and 2008, a 10% decrease in oil and gas prices would not impact the results of our full cost ceiling limitation test.

Revenue Recognition. We recognize oil and natural gas revenue under the entitlement method of accounting.  Under the entitlement method, revenue is recorded when title passes based on our net interest. We record our entitled share of revenues based on entitled volumes and contracted sales prices.

Use of Estimates.  The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Estimates of proved reserves are key components of our depletion rate for our proved oil and natural gas properties and the full cost ceiling test limitation.  Accordingly, our accounting estimates require exercise of judgment.  While we believe that the estimates and assumptions used in preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

Note 1 - Organization and Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents.  We consider all highly liquid investments, with maturities of 90 days or less when purchased, to be cash and cash equivalents.

Business Segment Information.  Operating segments are defined as components of an enterprise that engage in activities from which it may earn revenues and incur expenses, separate financial information is available and this information is regularly evaluated by the chief operating decision maker for the purpose of allocating resources and assessing performance.  Our operations involve the exploration, development and production of oil and natural gas and are entirely located in the United States of America.  We have a single, company-wide management team that administers all properties as a whole rather than as discrete operating segments.

Allowance for Doubtful Accounts.  We establish provisions for losses on accounts receivables if it is determined that collection of all or a part of an outstanding balance is not probable.  Collectability is reviewed regularly and an allowance is established or adjusted, as necessary, using the specific identification method.  As of June 30, 2010 and 2009, no allowance for doubtful accounts was necessary.

Depreciation, Depletion and Amortization.  The depreciable base for oil and natural gas properties includes the sum of all capitalized costs net of accumulated depreciation, depletion and amortization (“DD&A”), estimated future development costs and asset retirement costs not included in oil and natural gas properties, less costs excluded from amortization.  The depreciable base of oil and natural gas properties is amortized using the unit-of-production method.  Other property, which includes, leasehold improvements, office and computer equipment and vehicles are stated at original cost and are depreciated using the straight-line method over the useful life of the assets, which ranges from three to five years.

Capitalized Interest.  Oil and natural gas investments in significant unproved properties and major development projects, on which DD&A expense is not currently recorded and on which exploration or development activities are in progress, qualify for capitalization of interest.  Capitalized interest is calculated by multiplying our weighted-average interest rate on debt by the amount of qualifying costs. Capitalized interest cannot exceed gross interest expense.  As excluded oil and natural gas costs are transferred to the depreciable base, the associated capitalized interest is also transferred.  For the years ended June 30, 2010, 2009 and 2008, we have not capitalized any interest expense.

Asset Retirement Obligations. Our investment in oil and gas properties includes an estimate of the future cost associated with dismantlement, abandonment and restoration of our properties. The present value of the future costs are added to the capitalized cost of our oil and gas properties and recorded as a long-term or current liability. The capitalized cost is included in oil and gas properties cost that are depleted over the life of the assets. The estimation of future costs associated with dismantlement, abandonment and restoration requires the use of estimated costs in future periods that, in some cases, will not be incurred until a substantial number of years in the future. Such cost estimates could be subject to significant revisions in subsequent years due to changes in regulatory requirements, technological advances and other factors which may be difficult to predict.

In August 2008, Hurricane Gustav and in September 2008 Hurricane Ike damaged certain of our facilities in the Gulf of Mexico which increased our abandonment costs and changed the timing of the estimated abandonment.

Debt Issuance Costs.  Costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense over the scheduled maturity of the debt utilizing the straight-line method, which approximates the interest method.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

Note 1 - Organization and Summary of Significant Accounting Policies (Continued)

Derivative Instruments. We utilize derivative instruments in the form of natural gas and crude oil put, swap and collar arrangements and combinations of these instruments in order to manage the price risk associated with future crude oil and natural gas production. Gains or losses resulting from transactions designated as cash flow hedges are recorded at market value and are deferred and recorded, net of related tax impact, in Accumulated Other Comprehensive Income (“AOCI”) as appropriate, until recognized as operating income in our consolidated statement of income as the physical production hedged by the contracts is delivered. Instruments not qualifying for hedge accounting treatment are recorded in the balance sheet and changes in fair value are recognized in earnings.

The net cash flows related to any recognized gains or losses associated with cash flow hedges are reported as oil and gas revenue and presented in cash flow from operations. If a hedge is terminated prior to expected maturity, gains or losses are deferred and included in income in the same period as the physical production hedged by the contract is delivered.

Income Taxes. Provisions for income taxes include deferred taxes resulting primarily from temporary differences due to different reporting methods for oil and natural gas properties and derivative instruments for financial reporting purposes and income tax purposes. For financial reporting purposes, all exploratory and development expenditures are capitalized and depreciated, depleted and amortized on the unit-of-production method. For income tax purposes, only the equipment and leasehold costs relative to successful wells are capitalized and recovered through depreciation or depletion. Generally, most other exploratory and development costs are charged to expense as incurred; however, we may use certain provisions of the Internal Revenue Code which allow capitalization of intangible drilling costs where management deems appropriate.

When recording income tax expense, certain estimates are required to be made by management due to timing and to the impact of future events on when income tax expenses and benefits are recognized by us. We periodically evaluate any tax operating loss and other carryforwards to determine whether a gross tax asset, as well as a valuation allowance, should be recognized in our consolidated financial statements.

We adopted the provisions of ASC 740-10 (formally known as FIN 48) and applied the guidance of ASC 740-10 as of July 1, 2007.  As of the adoption date, we did not record a cumulative effect adjustment related to the adoption of ASC 740-10 or have any gross unrecognized tax benefit.  At June 30, 2010, we did not have any ASC 740-10 liability or gross unrecognized tax benefit.  As part of the adoption of this guidance, we will record income tax related interest and penalties as a component of income tax expense.

Note 2 – Recent Accounting Pronouncements

We disclose the existence and potential effect of accounting standards issued but not yet adopted by us or recently adopted by us with respect to accounting standards that may have an impact on us in the future.

Fair Value Measurements and Disclosures. The FASB has issued new guidance on improving disclosures about fair value measurements. The new guidance requires certain new disclosures and clarifies some existing disclosure requirements about fair value measurement. The FASB’s objective is to improve these disclosures and, thus, increase the transparency in financial reporting. Specifically, the new guidance will now require:

•	A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and

•	In the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

Note 2 – Recent Accounting Pronouncements (Continued)

In addition, the new guidance clarifies the requirements of the following existing disclosures:

•
For purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and

•	A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.

The new guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early application is permitted.  We adopted the new guidance effective January 1, 2010.  The implementation of this standard did not have a material impact on our consolidated financial position and results of operations.

Business Combinations. In December 2007, the FASB issued new guidance on business combinations. The new standard provides revised guidance on how acquirers recognize and measure the consideration transferred, identifiable assets acquired, liabilities assumed, noncontrolling interests, and goodwill acquired in a business combination. The new standard also expands required disclosures surrounding the nature and financial effects of business combinations. The standard is effective, on a prospective basis, for fiscal years beginning after December 15, 2008. We adopted the new guidance effective July 1, 2009.

As discussed in Note 4, on December 22, 2009, we closed on the acquisition of certain Gulf of Mexico shelf properties and we accounted for such acquisition under this new business combination guidance.

Subsequent Events. In May 2009, the FASB issued new guidance on subsequent events. The standard provides guidance on management’s assessment of subsequent events and incorporates this guidance into accounting literature. The standard is effective prospectively for interim and annual periods ending after June 15, 2009. The implementation of this standard did not have a material impact on our consolidated financial position and results of operations. We have evaluated subsequent events through September 20, 2010, which is the date our consolidated financial statements were available to be issued.

Variable Interest Entities. In June 2009, the FASB issued an amendment to the accounting and disclosure requirements for the consolidation of variable interest entities. The guidance affects the overall consolidation analysis and requires enhanced disclosures on involvement with variable interest entities. The guidance is effective for fiscal years beginning after November 15, 2009. The implementation will not have a material impact on our consolidated financial position and results of operations.

Accounting Standards Codification. In June 2009, the FASB Accounting Standards Codification (“Codification”) was issued. The Codification is the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied by nongovernmental entities. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The implementation did not have a material impact on our consolidated financial position and results of operations.

Updates to Oil and Gas Accounting Rules. In January 2010, the FASB issued its updates to oil and gas accounting rules to align the oil and gas reserve estimation and disclosure requirements of Extractive Industries—Oil and Gas with the requirements in the Securities and Exchange Commission’s final rule, Modernization of the Oil and Gas Reporting Requirements, which was issued on December 31, 2008. We adopted the new rules effective June 30, 2010. The new rules are applied prospectively as a change in estimate.  Adoption of these requirements did not significantly impact our reported reserves or our consolidated financial statements.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

Note 2 – Recent Accounting Pronouncements (Continued)

The revisions are intended to provide investors with a more meaningful and comprehensive understanding of oil and gas reserves to help investors evaluate their investments in oil and gas companies. The amendments are also designed to modernize the oil and gas disclosure requirements to align them with current practices and changes in technology. Revised requirements in the Final Rule include, but are not limited to:

•	Oil and gas reserves must be reported using the average price over the prior 12-month period, rather than year-end prices;

•	Companies are allowed to report, on an optional basis, probable and possible reserves;

•	Non-traditional reserves, such as oil and gas extracted from coal and shales, are included in the definition of “oil and gas producing activities”;

•
Companies are permitted to use new technologies to determine proved reserves, as long as those technologies have been demonstrated empirically to lead to reliable conclusions with respect to reserve volumes;

•
Companies are required to disclose, in narrative form, additional details on their proved undeveloped reserves (PUDs), including the total quantity of PUDs at year end, any material changes to PUDs that occurred during the year, investments and progress made to convert PUDs to developed oil and gas reserves and an explanation of the reasons why material concentrations of PUDs in individual fields or countries have remained undeveloped for five years or more after disclosure as PUDs;

•
Companies are required to report the qualifications and measures taken to assure the independence and objectivity of any business entity or employee primarily responsible for preparing or auditing the reserves estimates.

Note 3 – Impairment of Oil and Gas Properties

Ceiling Test. Under the full cost method of accounting, we are required to perform each quarter, a “ceiling test” that determines a limit on the book value of our oil and gas properties.  If the net capitalized cost of proved oil and gas properties, net of related deferred income taxes, plus the cost of unproved oil and gas properties, exceeds the present value of estimated future net cash flows discounted at 10%, net of related tax effects, plus the cost of unproved oil and gas properties, the excess is charged to expense and reflected as additional accumulated DD&A.  Future net cash flows are based on the average commodity prices realized over the proceeding twelve-month period and exclude future cash outflows related to estimated abandonment costs.  As of the reported balance sheet date, capitalized costs of an oil and gas producing company may not exceed the full cost limitation calculated under the above described rule.  However, if prior to the balance sheet date, the company enters into certain hedging arrangements for a portion of its future natural gas and oil production, thereby enabling the company to receive future cash flows that are higher than the estimated future cash flows indicated, these higher hedged prices are used if they qualify as cash flow hedges.

Because of the significant decline in crude oil and natural gas prices, coupled with the impact of Hurricanes Gustav and Ike, we recognized a non-cash write-down of the net book value of our oil and gas properties of $117.9 million and $459.1 million in the third and second quarters of fiscal 2009, respectively.   The write-downs were reduced by $179.9 million and $203.0 million pre-tax as a result of our hedging program in the third and second quarters of fiscal 2009, respectively.  No write-downs were required for any of the periods of fiscal 2010 or fiscal 2008.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

Note 4 – Acquisitions

On December 22, 2009, we closed on the acquisition of certain Gulf of Mexico shelf oil and natural gas interests from MitEnergy Upstream LLC, a subsidiary of Mitsui & Co., Ltd.(the “Mit Acquisition”), for cash consideration of $276.2 million. For accounting purposes, we recorded this acquisition as effective November 20, 2009, the date that we gained control of the assets acquired and liabilities assumed. The transaction was financed through proceeds received from Parent’s common and perpetual convertible preferred stock offerings.

The Mit Acquisition was accounted for under the purchase method of accounting in accordance with the new business combination accounting guidance we adopted effective July 1, 2009 (See Note 2). Accordingly, we conducted a preliminary assessment of the net assets acquired in and recognized provisional amounts for identifiable assets acquired and liabilities assumed at their estimated acquisition date fair market values, while transaction and integration costs associated with this acquisition were expensed as incurred. The initial accounting for the business combination is not complete; adjustments to provisional amounts, or recognition of additional assets acquired or liabilities assumed, may occur as we complete a more detailed analysis of this acquisition and additional information is obtained about the facts and circumstances that existed as of the acquisition date.

The Mit Acquisition involves mirror-image non-operated interests in the same group of properties we purchased from Pogo Producing Company in June 2007.  These properties include 30 fields of which production is approximately 77% crude oil and 80% of which is already operated by us.  Offshore leases included in this acquisition total nearly 33,000 net acres.

The following table presents the preliminary allocation of the assets acquired and liabilities assumed, based on their fair values on November 20, 2009 (in thousands):

Oil and natural gas properties– evaluated	$292,609
Oil and natural gas properties– unevaluated	41,987
Net working capital	4,237
Asset retirement obligation liabilities	(62,604)
Cash paid	$276,229

Net working capital includes gas imbalance receivables and payables and ad valorem taxes payable.

The preliminary fair values of evaluated and unevaluated oil and gas properties and asset retirement obligation liabilities were measured using valuation techniques that convert future cash flows to a single discounted amount. Significant inputs to the valuation of oil and gas properties include estimates of: (1) oil and gas reserves; (2) future operating and development costs; (3) future oil and gas prices; and (4) the discount factor used to calculate the discounted cash flow amount. Significant inputs into the valuation of the asset retirement obligation liabilities include estimates of: (1) plug and abandonment costs per well and related facilities; (2) remaining life per well and facilities; and (3) a credit adjusted risk-free interest rate.

The following amounts of the Mit Acquisition properties’ revenue and earnings are included in our consolidated statement of operations for the year ended June 30, 2010 and the summarized unaudited pro forma financial information for the years ended June 30, 2010, 2009 and 2008, respectively, assumes that the Mit Acquisition had occurred on July 1 of each year. These unaudited pro forma financial results have been prepared for comparative purposes only and may not be indicative of the results that would have occurred if we had completed the acquisition as of the earlier date or the results that will be attained in the future (in thousands).

	Revenue	Earnings (1)

Mit Acquisition properties from November 20, 2009 through June 30, 2010	$116,441	$25,438

Supplemental pro forma for July 1, 2009 through June 30, 2010	555,771	391,587

Supplemental pro forma for July 1, 2008 through June 30, 2009	595,701	397,039

Supplemental pro forma for July 1, 2007 through June 30, 2008	915,361	707,581
(1) Earnings includes revenue less production costs.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

Note 5 – Oil and Gas Properties

Oil and gas properties consists of the following (in thousands):

	June 30,
	2010	2009
Oil and gas properties
Proved properties	$2,675,308	$2,199,518
Less: Accumulated depreciation, depletion, amortization and impairment	1,441,396	1,262,355
Proved properties—net	1,233,912	937,163
Unproved properties	144,310	165,433
Oil and gas properties—net	$1,378,222	$1,102,596

Note 6 – Long-term Debt

Long-term debt consists of the following (in thousands):

	June 30, 2010
	Face Value	Premium (Discount)	Recorded Value	June 30, 2009

Revolving credit facility	$109,457	$—	$109,457	$234,531
Second lien – 16%	281,297	60,022	341,319	—
Private placement – 16%	60,712	(16,502)	44,210	—
Total second lien	342,009	43,520	385,529	—
High yield facility – 10% Senior notes	276,500	—	276,500	750,000
Put premium financing	2,317	—	2,317	3,851
Total debt	730,283	43,520	773,803	988,382
Less current maturities	2,317	—	2,317	3,851
Total long-term debt	$727,966	$43,520	$771,486	$984,531

At June 30, 2010, included in the face value of the 16% Second lien notes is $4.0 million amount of 16% Second lien notes which were issued on December 15, 2009 and June 15, 2010 as payment in kind with respect to the interest payments due on the then outstanding 16% Second lien notes.

Maturities of the face value of long-term debt as of June 30, 2010 are as follows (in thousands):

Year Ending June 30,

2011	$2,317
2013	385,957
2014	342,009
Total	$730,283

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

Note 6 – Long-term Debt (Continued)

Revolving Credit Facility

This facility, as amended on February 5, 2010, has a face value of $400 million and matures in February 2013.  The borrowing base is $350 million.  Currently, the facility bears interest based on the borrowing base usage, at the applicable London Interbank Offered Rate, plus applicable margins ranging from 2.75% to 3.50% or an alternate base rate, based on the federal funds effective rate plus applicable margins ranging from 1.75% to 2.50%. The credit facility is secured by mortgages on at least 85% of the value of our proved reserves.

The revolving credit facility requires us to maintain certain financial covenants. Specifically, we may not permit the following under the revolving credit facility: (1) our total leverage ratio to be more than 3.75 to 1.0 (3.5 to 1.0 beginning in June 2010), (2) our interest rate coverage ratio to be less than 3.0 to 1.0, (3) our secured debt ratio to be more than 2.5 to 1.0, or (4) our current ratio (in each case as defined in our revolving credit facility) to be less than 1.0 to 1.0, in each case, as of the end of each fiscal quarter. In addition, we are subject to various other covenants including, but not limited to, those limiting our ability to incur debt, changes in control, our ability to enter into certain hedging agreements, as well as a covenant to maintain John D. Schiller, Jr. in his current executive position, subject to certain exceptions in the event of his death or disability.

The revolving credit facility also contains customary events of default, including, but not limited to, non-payment of principal when due, non-payment of interest or fees and other amounts after a grace period, failure of any representation or warranty to be true in all material respects when made or deemed made, defaults under other debt instruments (including the indenture governing the notes), commencement of a bankruptcy or similar proceeding by or on behalf of us or a guarantor, judgments against us or a guarantor, the institution by us to terminate a pension plan or other ERISA events, any change in control, loss of liens, failure to meet financial ratios, and violations of other covenants subject, in certain cases, to a grace period.  As of June 30, 2010, we are in compliance with all covenants.

High Yield Facility

On June 8, 2007, we completed a private offering of $750 million aggregate principal amount of EGC’s 10% Senior Notes due 2013 (the “Old Notes”).  On October 16, 2007, we exchanged all of the then issued and outstanding Old Notes for $750 million aggregate principal amount of newly issued 10% Senior Notes due 2013 (the “New Notes”) which had been registered under the Securities Act of 1933, as amended (the “Securities Act”), and contained substantially the same terms as the Old Notes.  We did not receive any cash proceeds from the exchange of the Old Notes for the New Notes.

The New Notes are guaranteed by us and each of our existing and future material domestic subsidiaries. We have the right to redeem the New Notes under various circumstances and are required to make an offer to repurchase the New Notes upon a change of control and from the net proceeds of asset sales under specified circumstances each of which as defined in the indenture governing the New Notes.

The indirect parent had previously purchased a total of $126.0 million aggregate principal amount of the New Notes at a cost of $90.9 million, plus accrued interest of $3.3 million for a total cost of $94.2 million, reflecting a total potential gain of $35.1 million pre-tax.  As discussed below, on November 12, 2009, the Company issued $278 million aggregate principal amount of 16% Second Lien Junior Secured Notes due 2014 (“Second Lien Notes”), in exchange for $347.5 million aggregate principal amount of New Notes. In conjunction with the exchange, we contributed $126 million face value of New Notes which we had previously purchased to EGC, who subsequently retired them. During the year ended June 30, 2010, the Company recognized a $26.7 million gain related to these retired $126 million of New Notes.

We believe that the fair value of the $276.5 million of New Notes outstanding as of June 30, 2010 was $272.4 million.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

Note 6 – Long-term Debt (Continued)

16% Second Lien Notes

On November 12, 2009, the Company issued Second Lien Notes as follows:

•	A total of $278 million of Second Lien Notes were issued in exchange for $347.5 million of New Notes; and

•	A total of $60 million of Second Lien Notes were issued for cash (for each $1.0 million in Second Lien Notes purchased for cash, the purchaser also received 44,082 shares of the our common stock).

The Second Lien Notes have a maturity date of June 2014 and are secured by a second lien in our oil and gas properties.  In addition, the Second Lien Notes are governed by an inter-creditor agreement between the participants in the revolving credit facility and the Second Lien Notes. Cash interest payable on the Second Lien Notes is 14% with an additional 2% interest payable-in-kind (“Second Lien Note PIK interest”). The Second Lien Note PIK interest is paid through the issuance of additional Second Lien Notes on each interest payment date. These additional Second Lien Notes issued as Second Lien Note PIK interest are identical in terms and conditions to the original Second Lien Notes.

Under the terms of the Second Lien Notes, we were required to exchange the Second Lien Notes for newly issued notes registered under the Securities Act (the “Registered Second Lien Notes”).  The Registered Second Lien Notes have identical terms and conditions as the Second Lien Notes. On April 5, 2010, we commenced an offer to exchange the Second Lien Notes for Registered Second Lien Notes.  The exchange offer expired on May 3, 2010 and closing was on May 6, 2010.  The tendered bonds represented 99.96% of the bonds outstanding.

For accounting purposes, the $278 million aggregate principal amount of Second Lien Notes exchanged for $347.5 million aggregate principal amount of New Notes were recorded at the carrying value of the Registered Second Lien Notes ($347.5 million) and the $69.5 million difference between face value of the Second Lien Notes and carrying value of the New Notes will be amortized as a reduction of interest expense over the life of the New Notes.

For accounting purposes, the $60 million aggregate principal amount of Second Lien Notes for which we received cash for were recorded based on the relative fair market values of the Second Lien Notes and the 2.6 million shares of common stock issued using closing price of $10.60 per share of our common stock on November 12, 2009. Based on these relative fair market values, the $60 million aggregate principal amount of Second Lien Notes was recorded at $40.9 million and the common shares were recorded at $19.1 million. The $19.1 million discount between the face value of the $60 million aggregate principal amount of Second Lien Notes and their recorded value will be amortized as an increase in interest expense over the life of the Registered Second Lien Notes.

We believe that the fair value of the $342.0 million aggregate principal amount of the Registered Second Lien Notes outstanding as of June 30, 2010 was $381.3 million.

Put Premium Financing

We finance puts that we purchase with our hedge providers. Substantially all of our hedges are done with members of our bank groups. Put financing is accounted for as debt and this indebtedness is pari pasu with borrowings under the revolving credit facility. The hedge financing is structured to mature when the put settles so that we realize the value net of hedge financing. As of June 30, 2010 and June 30, 2009, our outstanding hedge financing totaled $2.3 million and $3.9 million, respectively.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

Note 6 – Long-term Debt (Continued)

Interest Expense

For the years ended June 30, 2010, 2009 and 2008, interest expense consisted of the following (in thousands):

	Year Ended June 30,
	2010	2009	2008

Revolving credit facility	$9,954	$12,693	$20,441
High yield facility	45,095	75,000	75,205
16% Second Lien Notes	34,330	—	—
Amortization of debt issue cost - Revolving credit facility	3,015	2,365	1,860
Amortization of debt issue cost - High yield facility	2,522	2,856	2,856
Amortization of debt issue cost - 16% Second Lien Notes	72	—	—
Premium amortization - 16% exchange Second Lien Notes	(9,477)	—	—
Discount amortization - 16% private placement Second Lien Notes	2,605	—	—
Write-off of debt issue costs - Retirement of $126 million in bonds	1,750	—	—
Write-off of debt issue costs –Reduction in revolving credit facility	447	—	—
Put premium financing and other	2,525	1,105	1,293
	$92,838	$94,019	$101,655

Note 7 – Note Payable

On July 22, 2009, we entered into a note to finance a portion of our insurance premiums.  The note is for a total face amount of $19.5 million and bears interest at an annual rate of 3.2%.  The note amortized over the first nine months of fiscal 2010 and there is no remaining balance at June 30, 2010.

Note 8 – Asset Retirement Obligations

The following table describes the changes to our asset retirement obligations (in thousands):

	Year Ended June 30,
	2010	2009

Balance at beginning of year	$144,199	$97,814
Liabilities acquired	68,404	—
Liabilities incurred	3,100	4,152
Liabilities settled	(80,044)	(40,123)
Revisions in estimated cash flows (1)	131	67,721
Accretion expense	23,487	14,635
Total balance at end of year	159,277	144,199
Less current portion (1)	35,154	66,244
Long-term balance at end of year	$124,123	$77,955

(1)  At June 30, 2009, the revisions in estimated cash flows and the related current portion of asset retirement obligations relate primarily to the impact of Hurricanes Gustav and Ike, which impacted both the estimated cost of the abandonment of certain facilities as well as the timing of the abandonment.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

Note 9 – Derivative Financial Instruments

We enter into hedging transactions with major financial institutions to reduce exposure to fluctuations in the price of crude oil and natural gas.  We use financially settled crude oil and natural gas puts, swaps, zero-cost collars and three-way collars. Any gains or losses resulting from the change in fair value from hedging transactions that are determined to be ineffective are recorded as a component of operating income, whereas gains and losses from the settlement of hedging contracts are recorded in crude oil and natural gas revenue.

With a financially settled purchased put, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the hedged price of the transaction.  With a swap, the counterparty is required to make a payment to us if the settlement price for a settlement period is below the hedged price for the transaction, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the hedged price for the transaction.  With a zero-cost collar, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the floor price of the collar, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the cap price for the collar.  A three-way collar is a combination of options consisting of, a sold call, a purchased put and a sold put. The sold call establishes a maximum price we will receive for the volumes under contract. The purchased put establishes a minimum price unless the market price falls below the sold put, at which point the minimum price would be the reference price (i.e., NYMEX) plus the difference between the purchased put and the sold put strike price.

The energy markets have historically been very volatile, and there can be no assurances that crude oil and natural gas prices will not be subject to wide fluctuations in the future.  While the use of hedging arrangements limits the downside risk of adverse price movements, it also limits future gains from favorable movements.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the year ended June 30, 2010 resulted in an increase in crude oil and natural gas sales in the amount of $45.6 million.  For the twelve months ended June 30, 2010, we recognized a loss of approximately $1.5 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized gain of approximately $11.4 million and an unrealized loss of approximately $5.2 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the year ended June 30, 2009 resulted in an increase in crude oil and natural gas sales in the amount of $42.7 million. For the year ended June 30, 2009, we recognized a gain of approximately $1.5 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized gain of approximately $9.9 million and an unrealized loss of approximately $1.3 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the year ended June 30, 2008 resulted in a decrease in crude oil and natural gas sales in the amount of $78.9 million. For the year ended June 30, 2008, we recognized a gain of approximately $0.5 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized loss of approximately $3.9 million and an unrealized loss of approximately $2.7 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

In March 2009 and February 2010, we monetized certain hedge positions and received cash proceeds of $66.5 million and $5.0 million, respectively. These amounts are carried in stockholders’ equity as part of other comprehensive income and will be recognized in income over the contract life of the underlying hedge contracts. Crude oil and natural gas sales were increased by $43.7 million for the year ended June 30, 2010 and will be increased by $9.1 million and $7.7 million for the quarters ended September 30, 2010 and December 31, 2010, respectively, as a result of the amortization of these monetized hedges.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

Note 9 – Derivative Financial Instruments (Continued)

As of June 30, 2010, we had the following contracts outstanding (Asset (Liability) and Fair Value Gain (Loss) in thousands):

	Crude Oil				Natural Gas
			Total				Total		Total
	Volume (MBbls)	Contract Price (1)	Asset (Liability)	Fair Value Gain (Loss)	Volume (MMMBtus)	Contract Price (1)	Asset (Liability)	Fair Value (Loss)	Asset (Liability)	Fair Value Gain (Loss) (2)
Period
Put Spreads
7/10 – 6/11	609	$60.00/$75.00	$2,783	$(502)	1,230	$6.00/8.00	$2,379	$(1,494)	$5,162	$(1,996)
Puts
7/10 – 6/11	762	72.20	932	(429)					932	(429)
Swaps
7/10 – 6/11	2,671	75.46	(6,217)	4,090	9,830	6.29	12,055	(6,798)	5,838	(2,708)
7/11 – 6/12	1,049	80.71	335	(400)	8,613	6.56	8,740	(5,681)	9,075	(6,081)
7/12 – 6/13	460	81.95	226	(150)	3,220	6.39	2,203	(1,432)	2,429	(1,582)
			(5,656)	3,540			22,998	(13,911)	17,342	(10,371)
Collars
7/10 – 6/11	184	74.00/79.50	(72)	47					(72)	47

Three-Way Collars
7/10 – 6/11	25	55.00/70.00/82.10	(23)	15	2,420	5.62/7.63/10.60	3,871	(2,561)	3,848	(2,546)
7/11 – 6/12					1,840	5.50/7.50/10.55	2,595	(1,687)	2,595	(1,687)
			(23)	15			6,466	(4,248)	6,443	(4,233)
Total			$(2,036)	$2,671			$31,843	$(19,653)	$29,807	$(16,982)

 (1) The contract price is weighted-averaged by contract volume.
 (2) The gain (loss) on derivative contracts is net of applicable income taxes.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

Note 9 – Derivative Financial Instruments (Continued)

The following table quantifies the fair values, on a gross basis, of all our derivative contracts and identifies its balance sheet location as of June 30, 2010 (In thousands):

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated
as hedging instruments
Commodity Contracts	Derivative financial instruments		Derivative financial instruments
	Current	$32,276	Current	$9,215
	Non-current	15,712	Non-current	1,614
		47,988		10,829
Interest Rate Contracts			Derivative financial instruments
			Current	-
Total derivatives designated as hedging instruments
		47,988		10,829

Derivatives not designated as hedging instruments

Commodity Contracts	Derivative financial instruments		Derivative financial instruments
	Current	11	Current	5,015
	Non-current	-	Non-current	-
		11		5,015
Total derivatives		$47,999		$15,844

The following table quantifies the fair values, on a gross basis, the effect of derivatives on our financial performance and cash flows for the year ended June 30, 2010 (in thousands):

		Location of (Gain) Loss Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of (Gain) Loss Reclassified from OCI into Income (Effective Portion)	Location of (Gain) Loss Recognized in Income on Derivative (Ineffective Portion)	Amount of (Gain) Loss Reclassified from OCI into Income (Ineffective Portion)
Derivatives in Cash Flow Hedging Relationships	Amount of (Gain) Loss Recognized in Income on Derivative (Effective Portion)

Commodity Contracts	$13,049	Revenue	$(45,604)	(Gain) /Loss on derivative financial instruments	$1,480

Interest Rate Contracts	(2,258)	Interest expense	(2,891)	(Gain) / Loss on derivative financial instruments	-

Total	$10,791		$(48,495)		$1,480

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

Note 9 – Derivative Financial Instruments (Continued)

Derivatives Not Designated as Hedging Instruments	Location of (Gain) Loss Recognized in Income on Derivative	Amount of (Gain) Loss Recognized in Income on Derivative

Commodity Contracts	(Gain) loss on derivative financial instruments	$(6,219)

We have reviewed the financial strength of our hedge counterparties and believe the credit risk to be minimal.  At June 30, 2010, we had no deposits for collateral with our counterparties.

On June 26, 2006, we entered into an interest rate costless collar to mitigate the risk of loss due to changes in interest rates.  The dollar amount hedged was $75 million with the interest rate collar being 5.45% to 5.75%.  This instrument matured in April 2010.  The impact of this collar on interest expense for the year ended June 30, 2010 was an increase of $2.9 million.

The following table reconciles the changes in accumulated other comprehensive income (loss) (in thousands):

	Year Ended June 30,
	2010	2009

Balance at beginning of year	$38,497	$(285,010)
Hedging activities:
Commodity
Change in fair value (loss)	(5,187)	162,536
Reclassified to income (loss)	(7,862)	161,157
Interest rate
Change in fair value (loss)	2,258	(2,444)
Reclassified to income	-	2,258
Balance at end of year	$27,706	$38,497

The amount expected to be reclassified to income in the next 12 months is $3.4 million income on our commodity hedges.

Note 10 – Supplemental Cash Flow Information

The following represents our supplemental cash flow information (in thousands):

	Year Ended June 30,
	2010	2009	2008

Cash paid for interest	$84,281	$88,859	$97,937
Cash paid (received) for income taxes	-	-	(2,000)

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

Note 10 – Supplemental Cash Flow Information (Continued)

The following represents our non-cash investing and financing activities (in thousands):

	Year Ended June 30,
	2010	2009	2008

Put premiums acquired through financing	$3,928	$2,598	$7,097
Additions to oil and gas properties by recognizing asset retirement obligations	71,635	4,152	12,230
Oil and gas properties contributed by parent	273,130	-	-
Conversion of affiliate debt to equity	99,271	-	-

Note 11 - Related Party Transactions

During the years ended June 30, 2010, 2009 and 2008, we received capital contributions of $412.5 million, $65.6 million and $73.7 million, respectively, from our Parent.

The Company has no employees; instead it receives management services from Energy XXI Services, LLC (“Energy Services”), an affiliate of the Company.  Other services provided by Energy Services include legal, accounting, tax, corporate secretarial, human resources, employee benefit administration, office space and other furniture and equipment management, and other support services.  Cost of these services for the years ended June 30, 2010, 2009 and 2008 was approximately $45.0 million, $20.1 million and $21.4 million, respectively, and is included in general and administrative expense.

Note 12 - Hurricanes Gustav and Ike

We have interest in properties that were damaged by hurricanes Gustav and Ike.  Our insurance coverage is an indemnity program that provides for reimbursement after funds are expended.  In September 2009, we reached a global settlement for $53.0 million with our insurance carrier.  The settlement was incremental to $27.9 million of reimbursements received through June 30, 2009 related to hurricane claims.

Note 13 - Commitments and Contingencies

Litigation.  We are involved in various legal proceedings and claims, which arise in the ordinary course of our business.  We do not believe the ultimate resolution of any such actions will have a material effect on our financial position or results of operations.

Letters of Credit and Performance Bonds. We had $9.6 million in letters of credit and $26.6 million of performance bonds outstanding as of June 30, 2010.

Drilling Rig Commitments. As of June 30, 2010, we have a drilling rig commitment for a turnkey well for a total cost of $2.5 million.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

Note 14 - Income Taxes

We are a U.S. Delaware company and a member of a consolidated group of corporations for U.S. federal income tax purposes with respect to which Energy XXI USA, Inc., (the “U.S. Parent”) is the parent entity.  Energy XXI (Bermuda) Limited (the indirect “Foreign Parent”) indirectly owns 100% of U.S. Parent.  ASC 740 (formerly FAS 109) provides that the income tax amounts presented in the separate financial statements of a subsidiary entity that is a member of a consolidated group should be based upon a reasonable allocation of the income tax amounts of the consolidated group. Accordingly, the income tax amounts presented herein have been computed by applying the provisions of ASC 740 to Energy XXI and its subsidiaries as if it were a separate consolidated group.

We operate through our various subsidiaries in the United States; accordingly, income taxes have been provided based upon the tax laws and rates of the United States as they apply to our current ownership structure.

During the year ended June 30, 2010, we realized significant cancellation of indebtedness income (“COD”) for U.S. federal income tax purposes as a result of debt refinancing transactions. We intend to elect to defer recognition for federal income tax purposes of COD income and related Original Issue Discount (“OID”) interest expense under Section 108(i) of the Internal Revenue Code (“Code”) until tax years 2014-2018. As a result, we have realized a significant deferred tax liability in the current year.

The components of our income tax provision are as follows (in thousands):

	Year Ended June 30,
	2010	2009	2008

Current	$6	$-	$4
Deferred	5,912	(50,006)	16,251
Income tax expense (benefit)	$5,918	$(50,006)	$16,255

The following is a reconciliation of statutory income tax expense to our income tax provision (in thousands):

	Year Ended June 30,
	2010	2009	2008

Income (loss) before income taxes	$42,499	$(604,213)	$46,233
Statutory rate	35%	35%	35%
Income tax expense (benefit) computed at statutory rate	14,875	(211,474)	16,182
Reconciling items:
State income taxes, net of federal tax benefit	4	-	103
Change in valuation allowance	(49,562)	136,346	-
Cancellation of debt income – GC bond repurchase	(12,289)	12,289	-
Cancellation of debt income – contributed GC bonds	(2,562)	12,242	-
Cancellation of debt income – 2nd Lien Notes	55,311	-	-
Other	141	591	(30)
Income tax expense (benefit)	$5,918	$(50,006)	$16,255

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

Note 14 - Income Taxes (Continued)

Deferred income taxes primarily represent the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  The components of our deferred taxes are detailed in the table below (in thousands):

	June 30,
	2010	2009
Deferred tax assets:
Asset retirement obligations	$10,425	$30,220
Tax loss carryforwards	91, 908	58,013
Oil and gas properties	60,496	59,374
Other	2,887	3,799
Total deferred tax assets	165,716	151,406

Deferred tax liabilities:
Derivative instruments	5,868	956
State tax obligation	1,100	1,100
Retirement of debt	59,495	—
Other	12,469	13,004
Total noncurrent deferred tax liabilities	78,932	15,060

Valuation allowance	86,784	136,346

Net deferred tax asset (liability)	$—	$—

At June 30, 2010, the U.S. consolidated tax group had a federal tax loss carryforward (“NOLs”) of approximately $263 million and a state income tax loss carryforward of approximately $168 million, which will expire in various amounts beginning in 2021 and ending in 2030.  As of June 30, 2010, Energy XXI Gulf Coast, Inc. was the primary contributor of the federal and state loss carryforwards to the U.S. consolidated tax group.

Section 382 of the Code (“Section 382”) imposes limitations on a corporation’s ability to utilize its NOLs if it experiences an “ownership change” and Code Section 383 provides similar rules for other tax attributes, e.g., capital losses. In general terms, an ownership change may result from transactions increasing the ownership percentage of certain shareholders in the stock of the corporation by more than 50 percentage points over a three year period. In the event of an ownership change, utilization of the NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax exempt rate (which was 4.57% for the month of June 2008). Any unused annual limitation may be carried over to subsequent years. The amount of the limitation may, under certain circumstances, be increased by the built-in gains held by the Company at the time of the ownership change that are recognized in the five year period after the change. The Company experienced an ownership change on June 20, 2008 due in significant part to the exchange of warrants for common stock.  Based upon the Company’s  determination of its annual limitation related to this ownership change, management believes that Section 382 should not otherwise limit the Company’s ability to utilize its federal or state NOLs during their applicable carryforward periods. Management will continue to monitor the potential impact of Code Sections 382 and 383 in future periods with respect to NOL and capital loss carryforwards and will reassess realization of NOL and capital loss carryforwards annually.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

Note 14 - Income Taxes (Continued)

During the year ended June 30, 2009, we incurred a significant impairment loss related to our oil and gas properties due to the steep decline in global energy prices over that same time period.  As a result of this impairment, for the year ending June 30, 2010 we are in a position of cumulative reporting losses for the preceding reporting periods.  The volatility of energy prices and uncertainty of when energy prices may rebound is problematic and not readily determinable by our management.  At this date, this general fact pattern does not allow us to project sufficient sources of future taxable income to offset our tax loss carryforwards and net deferred tax assets in the U.S. Under these current circumstances, it is management’s opinion that the realization of these tax attributes beyond the reversal of existing taxable temporary differences does not reach the “more likely than not” criteria under ASC 740.  As a result, during the year ended June 30, 2009 we established a valuation allowance of $136.3 million, and adjusted this allowance downward by $49.6 million due to the presence of pre-tax income in the year ended June 30, 2010. This results in an ending valuation allowance of $86.7 million at June 30, 2010.

Our parent adopted the provisions of ASC 740-10 (formally known as FIN 48) and applied the guidance of ASC 740-10 as of July 1, 2007.  As of the adoption date, our parent did not record a cumulative effect adjustment related to the adoption of ASC 740-10 or have any gross unrecognized tax benefit.  At June 30, 2010, our parent did not have any ASC 740-10 liability or gross unrecognized tax benefit.

Our parent filed our initial tax return for the tax year ended June 30, 2006 as well as the returns for the tax years ended June 30, 2007 through 2009.  Tax years  ended June 30, 2007 through 2009 remain open to examination under the applicable statute of limitations in the U.S. and state tax jurisdictions in which the Company and its affiliates file income tax returns.

Note 15 - Concentrations of Credit Risk

Major Customers.  We market substantially all of our oil and natural gas production from the properties we operate. We also market more than half of our oil and natural gas production from the fields we do not operate. The majority of our operated gas, oil and condensate production is sold to a variety of purchasers under short-term (less than 12 months) contracts at market-based prices.

Shell Trading Company (“Shell”) accounted for approximately 62%, 65% and 62% of our total oil and natural gas revenues during the years ended June 30, 2010, 2009 and 2008, respectively. We also sell our production to a number of other customers, and we believe that those customers, along with other purchasers of oil and natural gas, would purchase all or substantially all of our production in the event that Shell curtailed its purchases.

Accounts Receivable.  Substantially all of our accounts receivable result from oil and natural gas sales and joint interest billings to third parties in the oil and gas industry.  This concentration of customers and joint interest owners may impact our overall credit risk in that these entities may be similarly affected by changes in economic and other conditions.

Derivative Instruments.  Derivative instruments also expose us to credit risk in the event of nonperformance by counterparties.  Generally, these contracts are with major investment grade financial institutions and other substantive counterparties.  We believe that our credit risk related to the futures and swap contracts is no greater than the risk associated with the primary contracts and that the elimination of price risk through our hedging activities reduces volatility in our reported results of operations, financial position and cash flows from period to period and lowers our overall business risk.

Cash and Cash Equivalents.  We are subject to concentrations of credit risk with respect to our cash and cash equivalents, which we attempt to minimize by maintaining our cash and cash equivalents with major high credit quality financial institutions.  At times cash balances may exceed limits federally insured by the Federal Deposit Insurance Corporation.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

Note 16 - Fair Value of Financial Instruments

On July 1, 2008, we adopted an update that expands the disclosure requirements for financial instruments and other derivatives recorded at fair value, and also requires that a company’s own credit risk, or the credit risk of the counterparty, as applicable, be considered in determining the fair value of those instruments. The adoption resulted in a $10 million pre-tax increase in other comprehensive income and a $10 million reduction of our liabilities to reflect the consideration of our credit risk on our liabilities that are recorded at fair value.

We use various methods to determine the fair values of our financial instruments and other derivatives which depend on a number of factors, including the availability of observable market data over the contractual term of the underlying instrument. For our natural gas and oil derivatives, the fair value is calculated based on directly observable market data or data available for similar instruments in similar markets. For our interest rate derivatives, the fair value may be calculated based on these inputs as well as third-party estimates of these instruments. We separate our financial instruments and other derivatives into two levels (Levels 2 and 3) based on our assessment of the availability of observable market data and the significance of non-observable data used to determine the fair value of our instruments. Our assessment of an instrument can change over time based on the maturity or liquidity of the instrument, which could result in a change in the classification of the instruments between levels. Each of these levels and our corresponding instruments classified by level are further described below:

•
Level 2 instruments’ fair values are based on pricing data representative of quoted prices for similar assets and liabilities in active markets (or identical assets and liabilities in less active markets). Included in this level are our natural gas and oil derivatives whose fair values are based on commodity pricing data obtained from independent pricing sources.

•
Level 3 instruments’ fair values are based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e., supported by little or no market activity). Our valuation models are industry-standard and consider various inputs including third party broker-quoted forward amounts and time value of money.

Listed below are our Level 2 financial instruments and a description of the significant inputs utilized to determine their fair value at June 30, 2010 (in thousands):

Level 2
Assets:
Natural Gas and Oil Derivatives	$34,367

Liabilities:
Natural Gas and Oil Derivatives	$2,212

The following table sets forth a reconciliation of changes in the fair value of derivatives classified as Level 3 (in thousands):

Interest Rate Collar
Balance at July 1, 2009	$3,474
Total loss included in other comprehensive income	(583)
Settlements	(2,891)
Balance at June 30, 2010	$—

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

Note 16 - Fair Value of Financial Instruments (Continued)

We include fair value information in the notes to the consolidated financial statements when the fair value of our financial instruments is different from the book value.  We believe that the carrying value of our cash and cash equivalents, receivables, accounts payable, accrued liabilities and short-term and long-term debt, other than our high yield facility and 16% Second Lien Notes,  materially approximates fair value due to the short-term nature and the terms of these instruments.  We believe that the fair value of our high yield facility and 16% Second Lien Notes as of June 30, 2010 was $272.4 million and $381.3 million, respectively.

Note 17 - Prepayments and Accrued Liabilities

Prepayments and accrued liabilities consist of the following (in thousands):

	June 30,
	2010	2009

Prepaid expenses and other current assets
Advances to joint interest partners	$20,343	$7,858
Insurance	266	84
Inventory	4,805	5,526
Other	100	155
Total prepaid expenses and other current assets	$25,514	$13,623

Accrued liabilities
Advances from joint interest partners	$3,659	$338
Interest	3,855	5,380
Accrued hedge payable	9,407	8,179
Undistributed oil and gas proceeds	20,266	11,744
Other	551	461
Total accrued liabilities	$37,738	$26,102

Note 18 - Subsequent Event

Insurance Note

In July 2010, we entered into a note to finance a portion of our insurance premiums.  The note is for a total face amount of $19.6 million and bears interest at an annual rate of 2.48%.  The note amortizes over the remaining term of the insurance, which matures April 1, 2011.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

Note 19 – Supplementary Oil and Gas Information – Unaudited

The supplementary data presented herein reflects information for all of our oil and gas producing activities.  Costs incurred for oil and gas property acquisition, exploration and development activities follows:

	Year Ended June 30,
	2010	2009	2008
	(In Thousands)
Oil and Gas Activities
Exploration costs	$51,030	$121,554	$114,639
Development costs	92,949	142,848	232,776
Total	143,979	264,402	347,415
Administrative and Other	1,133	1,610	9,758
Total capital expenditures	145,112	266,012	357,173
Property acquisitions
Proved	250,795	—	38,124
Unproved	42,242	—	1,892
Total acquisitions	293,037	—	40,016
Asset retirement obligations, insurance proceeds and other – net	17,996	71,788	(13,321)
Total costs incurred	$456,145	$337,800	$383,868

We excluded the following costs related to unproved property costs and major development projects:

	Year Ended June 30,
	2010	2009	2008
	(In Thousands)

Unevaluated properties	$85,211	$137,489	$215,681
Wells in progress	59,099	27,944	57,692
	$144,310	$165,433	$273,373

Oil and natural gas property costs excluded represent investments in unevaluated properties and include non-producing leasehold, geological and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. We exclude these costs until the property has been evaluated.  We also allocate a portion of our acquisition costs to unevaluated properties based on relative value.  Costs are transferred to the full cost pool as the properties are evaluated or over the life of the reservoir. The wells in progress will be transferred into the amortization base once the results of the drilling activities are known.

Estimated Net Quantities of Oil and Natural Gas Reserves

The following estimates of the net proved oil and natural gas reserves of our oil and gas properties located entirely within the United States of America are based on evaluations prepared by third-party reservoir engineers (87% of our proved reserves on a valuation basis) and, the remainder, internally by EXXI reservoir engineers.  Reserve volumes and values were determined under the method prescribed by the SEC, which requires the application of the 12-month average price for natural gas and oil calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month prior period to the end of the reporting period and current costs held constant throughout the projected reserve life. Prices under the previous rules as of June 30, 2010 would have had no material impact.  Reserve estimates are inherently imprecise and estimates of new discoveries are more imprecise that those of producing oil and gas properties. Accordingly, reserve estimates are expected to change as additional performance data becomes available.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

Note 19 – Supplementary Oil and Gas Information – Unaudited (Continued)

Estimated quantities of proved domestic oil and gas reserves and changes in quantities of proved developed and undeveloped reserves in thousands of barrels (“MBbls”) and thousands of cubic feet (“MMcf”) for each of the periods indicated were as follows:

	Crude Oil	Natural Gas	Total
	(MBbls)	(MMcf)	(MBOE)
Proved reserves at June 30, 2007	30,340	151,832	55,645
Production	(4,959)	(27,716)	(9,578)
Extensions and discoveries	2,520	7,410	3,755
Revisions of previous estimates	1,909	(11,033)	70
Sales of reserves	(21)	(141)	(45)
Purchases of minerals in place	176	8,846	1,651
Proved reserves at June 30, 2008	29,965	129,198	51,498
Production	(4,146)	(17,472)	(7,058)
Extensions and discoveries	971	32,383	6,368
Revisions of previous estimates	4,147	(10,447)	2,406
Sales of reserves	(64)	(247)	(105)
Proved reserves at June 30, 2009	30,873	133,415	53,109
Production	(5,352)	(15,534)	(7,941)
Extensions and discoveries	698	5,637	1,638
Revisions of previous estimates	3,643	7,403	4,877
Purchases of minerals in place	17,621	37,862	23,931
Proved reserves at June 30, 2010	47,483	168,783	75,614

Proved developed reserves
June 30, 2007	20,978	96,751	37,103
June 30, 2008	19,793	77,991	32,792
June 30, 2009	20,183	82,432	33,922
June 30, 2010	36,970	93,610	52,572

Proved undeveloped reserves
June 30, 2007	9,362	55,081	18,542
June 30, 2008	10,172	51,207	18,706
June 30, 2009	10,690	50,983	19,187
June 30, 2010	10,513	75,173	23,042

Our estimated proved undeveloped (“PUD”) reserves of 23,042 MBOE as of June 30, 2010 increased by 3,855 MBOE over the 19,187 MBOE of PUD reserves estimated at the end of June 30, 2009.  During fiscal 2010, we converted 4,000 MBOE of proved undeveloped reserves as of June 30, 2009, to proved developed reserves principally through drilling activity in Main Pass 61.

During fiscal 2010 a total of $16.4 million was spent on projects associated with reserves that were carried as PUD reserves at the end of fiscal year 2009.

None of our PUD reserves have been booked longer than five years.

	Year Ended June 30,
	2010		2009		2008
	Oil (Bbl)	Gas (MMBtu)	Oil (Bbl)	Gas (MMBtu)	Oil (Bbl)	Gas (MMBtu)
Commodity prices used in determining future cash flows	$75.76	$4.10	$69.89	$3.89	$142.46	$13.89

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

Note 19 – Supplementary Oil and Gas Information – Unaudited (Continued)

Standardized Measure of Discounted Future Net Cash Flows

A summary of the standardized measure of discounted future net cash flows relating to proved crude oil and natural gas reserves is shown below. Future net cash flows are computed using year-end commodity prices, costs and statutory tax rates (adjusted for tax credits and other items) that relate to our existing proved crude oil and natural gas reserves.

The standardized measure of discounted future net cash flows related to proved oil and gas reserves as of June 30, 2010, 2009 and 2008 are as follows (in thousands):

	June 30,
	2010	2009	2008

Future cash inflows	$4,121,293	$2,608,640	$5,969,185
Less related future
Production costs	1,024,492	688,706	986,630
Development and abandonment costs	639,524	522,193	660,124
Income taxes	398,399	71,876	1,036,581
Future net cash flows	2,058,878	1,325,865	3,285,850
Ten percent annual discount for estimated timing of cash flows	509,727	320,589	776,151
Standardized measure of discounted future net cash flows	$1,549,151	$1,005,276	$2,509,699

Changes in Standardized Discounted Future Net Cash Flows

A summary of the changes in the standardized measure of discounted future net cash flows applicable to proved crude oil and natural gas reserves follows (in thousands):

	Year Ended June 30,
	2010	2009	2008

Beginning of year	$1,005,276	$2,509,699	$1,393,154
Revisions of previous estimates
Changes in prices and costs	300,591	(2,200,286)	1,628,049
Changes in quantities	27,735	183,783	20,088
Additions to proved reserves resulting from extensions,
discoveries and improved recovery, less related costs	27,651	99,024	207,597
Purchases of reserves in place	703,456	-	109,877
Sales of reserves in place	-	(5,603)	(1,641)
Accretion of discount	105,977	330,143	158,599
Sales, net of production costs	(352,102)	(306,230)	(491,687)
Net change in income taxes	(245,269)	737,233	(598,896)
Changes in rate of production and other	(24,164)	(342,487)	84,559
Net change	543,875	(1,504,423)	1,116,545

End of year	$1,549,151	$1,005,276	$2,509,699